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                                                                   EXHIBIT 10.10

[DOVER DIVERSIFIED, INC. LOGO]

P.O. BOX 1027      Waukesha, Wisconsin 53187-1027      Telephone (262) 548-6060
2607 N. Grandview Blvd., Suite 105  Waukesha, Wisconsin 53188  Fax (262)548-6069


December 8, 2004


Re: Consulting Agreement

Dear Jerry:

This letter sets forth the terms of our consulting agreement with you ("CONSULTANT"). We are pleased that Dover Diversified, Inc. (the "COMPANY") will have the opportunity to avail itself of your experience and advice during 2005.

         1. Consulting Term. The term of Consultant's retention shall begin January 1, 2005 and end December 31, 2005.

         2. Consultant Duties. From time to time at the Company's request, upon reasonable notice, Consultant shall render business and strategic advice and services for the Company and its affiliates. Consultant shall honor reasonable requests by the Company for his services and shall devote reasonable time and his best efforts, skill, and attention to the diligent performance of his consulting duties. In rendering such services, Consultant shall be free to arrange his own time, pursuits, and consulting schedule and to determine the specific manner in which his services will be performed, but he will use his best efforts to accommodate the scheduling requirements and the work of the Company. Consultant is expected to attend board meetings of those companies on whose board he serves. In addition, Consultant is expected to attend strategic planning meetings of the Company and its affiliates. For the purpose of providing consulting services to the Company, Consultant will be permitted reasonable use of the Company's office space, telephone and secretarial support, but Consultant is not required to use any such resources.

         3. Independent Contractor. Consultant shall be an independent contractor and shall not have the power to bind the Company for any purpose whatsoever unless specifically authorized to do so by the Company's chief executive officer. Additionally, Consultant acknowledges his separate responsibility for all federal and state income taxes, Federal Insurance Contribution Act taxes, and any other taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim against it or liability relating to such taxes.

         4. Consulting Fee. The Company shall pay Consultant a consulting fee at the rate of $645,000 for 2005, which shall be paid monthly on dates that the Company normally pays its executives. Upon the presentation of appropriate invoices, the Company shall reimburse Consultant for his reasonable out-of-pocket expenses incurred in travel necessary for him to perform his consulting duties. These expenses include, but are not limited to, reasonable airfare, lodging, meals, and other traveling expenses.

         5. COBRA and Other Benefits. For the term of his consulting under this Agreement, the Company shall pay directly, or reimburse Consultant for, (i) the cost for Consultant to maintain his health and welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (ii) the cost of tax and financial planning services equal to those provided to Consultant as an employee in 2004, (iii) a car allowance and expenses comparable to that provided to him in 2004, and


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(iv) the premium for the life insurance as provided to him in 2004. Consultant shall not be entitled to any other fees or benefits for this consulting work.

         6. Return of Property. Promptly following the conclusion of Consultant's services, Consultant shall return to the Company all Company property including, but not limited to, all documents and any copies thereof and keys.

         7. Non-Disclosure of Confidential or Proprietary Information. Consultant's performance of his duties described in paragraph 2 above will result in his exposure and access to confidential and proprietary information, including but not limited to business plans and strategies and financial information, of the Company, its operating subsidiaries and other affiliates, which information is of great value to the Company. Consultant understands and agrees that the disclosure of such information by him would be irreparably injurious and detrimental to the Company. Consultant shall maintain the confidentiality of all such confidential or proprietary information.

         8. Assignment. Consultant acknowledges that the services to be rendered by him are unique and personal. Accordingly, Consultant may not assign any of his rights or delegate any of his duties or obligations under this Agreement. In the event that Consultant is unable to fulfill his obligations under this agreement because of death, disability or other reasons, this agreement shall be automatically terminated and the Company shall have no further obligations to Consultant or his heirs, beneficiaries or estate.

         9. Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for such party or such other address as such party may designate in writing hereafter to the other party:

                (a) If to Consultant:         Jerry W. Yochum
                                              P.O. Box 98
                                              Tarpley, TX 78883

                (b) If to the Company:        Dover Diversified, Inc.
                                              2607 N. Grandview Blvd., Suite 105
                                              Waukesha, WI 53188
                                              Attention: Chief Financial Office

If this agreement meets with your approval, please sign below and return it to me.

Agreed:

Jerry W. Yochum                         DOVER DIVERSIFIED, INC.

/s/ Jerry W. Yochum                     /s/ W.A. Caton
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Dated:  12-9-04
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